EXHIBIT 10.2

Confidential Treatment has been requested for portions of this Exhibit. The confidential portions have been redacted and are denoted by ***. The Confidential portions have been separately filed with the Securities and Exchange Commission.

ABC TV Network

John L Rouse
Senior Vice President
Affiliate Relations

September 26, 2005

Ms Deb McDermott
President
Young Broadcasting, Inc.
441 Murfreesboro Road
Nashville, TN 37210

Dear Deb,

All terms will become binding upon execution and the parties will negotiate in good faith towards the execution of a long form agreement that incorporates them.

Stations

WKRN	Nashville
WTEN	Albany
WRIC	Richmond
WATE	Knoxville
WBAY	Green Bay

Term

10/1/04 – 12/31/09

Compensation

In accordance with the clearance obligations outlined below, Young will receive the following total annual compensation for these Stations.

Year	Gross Compensation
10/1/04-12/31/04	$	***
2005	$	***
2006	$	***
2007	$	***
2008	$	***
2009	$	***

We are in agreement that each station shall receive $*** annually in co-op funds through 12/31/09 to be spent in accordance with ABC’s standard guidelines.

*** Subject to request for confidential treatment; separately filed with the Commission.

Clearance

Subject only to the exceptions and limitations outlined below and set forth in the FCC Rules (“right to reject”), there will be full, in-pattern clearance of all ABC programs in all time periods currently cleared by the Stations.  Stations agree to negotiate in good faith with ABC over the clearance of any programs in new time periods WKRN may delay “Nightline” (or replacement programming) to 11:35PM CT (no more than one hour delay) until upgrading to clearance of 11:05PM CT (no more than % hour delay) starting September 1, 2007 and then again upgrading to live time period of 10:35PM CT starting September 1, 2008 Station will receive the standard “Nightline” incentive inventory when the program is cleared at its live time period.

WBAY may delay “Nightline” (or replacement programming) to 11:05PM CT (no more than ½ hour delay) until upgrading t o five time period of 10:35PM C T starting September 1 , 2009 Station will receive the standard “Nightline” incentive inventory when the program in cleared at its live time period WBAY agrees to clear “Nightline” in pattern if “Sex in the City” is moved from that time period prior to 9/1/09, or if the Station obtains the contractual right to move it to a different time period prior to that deadline and WBAY agrees to make good faith efforts to obtain that right.

WKRN may delay “Jimmy Kimmel Live” (or replacement programming) to 12:05AM CT (no more than one hour delay) until upgrading to clearance of 11:35PM CT (no more than ½ hour delay) starting September 1, 2007 and then again upgrading to live time period of 11:05PM CT starting September 1, 2009 The Station will receive the standard Kimmel incentive inventory when program is cleared at its live time period.

WBAY may delay “Jimmy Kimmel Live” (or replacement programming) to 12:05AM CT (no more than one hour delay) until upgrading to clearance of 11:35PM CT (no more than ½ hour delay) starting September 1, 2006 and then again upgrading to live time period of 11:05PM CT starting September 1, 2009 Station will receive the standard Kimmel incentive inventory when program is cleared at its live time period.  Moreover, starting September 1, 2006.  WBAY will move Jimmy Kimmel Live into the 11:05PM time period in the event that “Nightline” is removed from the network schedule or is cancelled by the Station as outlined in the paragraph below.

Stations agree to clear “Nightline” or any replacement program so long as the program continues to have a news / current affairs format.  If the replacement program does not have a news / current affair format then stations agree to a 26 week test Stations may then choose to cancel the program if, at the end of the test period, the program fails to deliver at least 85% of its adult 25-54 audience share among ABC, NBC and CBS in the time period (“3 network share”) in Station’s market as Nightline achieved during the prior year.  This calculation will be determined by comparing an average 3 network share from major rating periods during the test period (i e November, February, May and July) versus the same ratings period the prior year.

Stations agree to clear on a 13 week test basis any replacement program of “Jimmy Kimmel Live” so long as the format remains substantially similar to the current program airing in the 2004/2005 season.  The program may then be cancelled by the Stations and the time period returned to the Stations.

Stations will continue to have first call rights with respect to all ABC Television Network analog and digital programs against all TV broadcast stations in their respective communities of license.  The substantial majority of the Network’s programming offered to Stations will be “first run,” (i.e. not previously broadcast on another domestic television network or domestic cable or satellite channel) However, this restriction will not apply to theatrical movies, re-runs of network programs previously offered to Stations, or Kids programming and will not apply during a force majeure event (e g, a labor dispute).  Stations, after notice to ABC and an opportunity to cure, will not be required to clear Network programs for which the Network does not provide the first call or first run protection as provided above.  Station will clear the program(s) once those protections are provided or restored The program exclusivity provisions of N/AP III Sections III, IV and V shall be in effect through 12/31/09.

Subject to paragraph B in the Digital Program Delivery section below, clearance of a network program includes unaltered carriage and pass through of all content designed to attract and maintain viewership (including viewership of advertisements), contained in the network feed that ABC reasonably associates with a network program or commercial that is intended to be transmitted within Network time periods and is designed to attract or maintain television viewership This includes all enhanced content and enhanced advertisements (including associated URLs and triggering devices) as well as (i) closed captioning information, (ii) program id codes, (iii) broadcast flags and watermarks, (iv) rating information and data, and (v) SAP feeds (“Program Related Material”).

ABC acknowledges that specific preemptions per Schedule B will continue but compensation will not be earned for the preempted programs.  If a Station’s commitments to these programs listed in Schedule B are reduced, then the number of those preemptions will be reduced accordingly Stations shall each have an additional twenty (20) one-time-only (OTO) half-hour preemptions per calendar year (“the basket”) For any non-right to reject preemptions that exceed Schedule B or the basket.  Station will reimburse ABC for preempted program(s) according to its Hourly Network Reimbursement Rate multiplied by the appropriate Reimbursement Matrix percentage (see Schedule A).  All preemptions including failures to clear programs which are a part of your clearance commitment, as well as one-time-only preemptions of previously accepted programs will be counted against the basket However, the specific preemptions in Schedule B and preemptions pursuant to the FCC’s right to reject rule will not be counted against the basket and will not be subject to the reimbursement rates below, although compensation will not be earned for those or any other preemptions.

Hourly Network Reimbursement Rate:

Nashville	$8,761
Albany	$5,255
Richmond	$4,992
Knoxville	$4,985
Green Bay	$4,139

Any loss of compensation associated with the non right to reject preemptions that exceed Schedule B or the basket will be deducted from the amount to be reimbursed.  Payment of the reimbursement amount will be the exclusive remedy for exceeding Schedule B or the basket; however, multiple preemptions of a particular program that constitute a failure to clear that program will still be subject to remedies as outlined in the current affiliation agreement.  Moreover, exceeding the basket by more than 20% with non right to reject preemptions and Schedule B preemptions in any one calendar year will be a material breach of the affiliation agreement.

The rates above shall be applied to preemptions in calendar 2005 Beginning in 2006, these rates shall be adjusted on an annual basis, by multiplying the prior year’s rate by the percentage change in total network sales revenue, as published by the Broadcast Cable Financial Management Association (BCFM) (or some other mutually agreed, similar industry standard in the event that BCFM ceases such publication).

Makegoods for preempted programming (i.e., clearance at another time) will be considered.  If the makegood is approved by ABC, the preemption reimbursement payment to ABC will be reduced by the value of the makegood as determined by ABC.

Inventory

The Stations will have a Guaranteed Primetime Inventory Level Subject to adjustment as described below, Guaranteed Primetime Inventory Level shall be defined as an average of 50 minutes and 15 seconds per week and when Monday Night Football is telecast, the average commercial time shall be 51 minutes per week The Guaranteed Primetime Inventory will be offered for the Term at substantially the same times and durations as in the 2004-2005 season Local inventory in other dayparts will be offered at substantially the same times and duration, and in substantially the same amount, as was offered to affiliates generally during the 2003/2004 season Stations will also continue to receive all additional local incentive inventory currently received by Stations by reason of continued in-pattern clearance of Nightline The View and Jimmy Kimmel Live for so long as those clearances continue These inventory levels are based on: (a) full clearance of the Network schedule, (b) the amount of Network Primetime and other daypart programming scheduled as of the date of this Agreement; and (c) the live clearance of Nightline.  The number of units comprising the local Inventory Level shall be subject to adjustment for (a) the number of local units in Network programming that is not cleared by the Stations; (b) the number of local units that are lost as a result of sustaining programming, or special event programming, run by the Network in lieu of Network programming that would otherwise bear a more traditional commercial load (although any reduction in local inventory must be in proportion to the reduction in Network inventory for any special event programs that exceed past practices or the number of such programs offered in prior years; unless Stations are otherwise made whole); (c) the number of local units lost as result of a reduction in the amount of Network programming that formed the basis for the inventory calculation above; and (d) failure to clear or the cancellation of Nightline (decrease of four thirty-second primetime incentive units per week).  In the event that ABC does not offer the Stations their Guaranteed inventory Level, ABC shall, make the Stations whole for the then economic value to the stations of any shortfall by, at its option (a) providing other local commercial availabilities of such value, or (b) adjusting the station’s compensation by that amount, or (c) a combination of (a) and (b) that would make the stations whole.  Stations will receive eight children’s spots upon expiration of NAP III or an economic equivalent as approved by stations.

Promotion

Stations will join the Baseline Promotion Plan (below) Stations will provide 11 spots per day (positions and lengths illustrated below) for promotion of ABC Network programming.  ABC shall designate the use of such spots.  An illustrative initial designation of Network priorities is included below:

ABC Baseline Promotion Schedule (for Central/Mountain markets):

Monday-Friday

5-7am:	2x (:15) supporting GMA
1x (:15) supporting Prime

9am-4pm:	1x (:15) supporting The View
2x (:15) supporting Prime

4-6pm:	1x (:15) supporting WNT
1x (:15) supporting Prime

6-7pm:	1x (:30) supporting Prime

10pm:	1x (:15) supporting Latenight

10pm-12am:	1x (:15) supporting Prime

Saturday/Sunday

9am-6pm: (9am-5pm-Sun)	3x (:15) supporting Prime 1x (:15) supporting WNT

6-7 pm: (5-6 pm-Sun)	1x (:30) supporting Prime

ABC Baseline Promotion Schedule (for Eastern/Pacific markets).

Monday-Friday

5-7am:	2x (:15) supporting GMA
1x (:15) supporting Prime

9am-4pm:	1x (:15) supporting The View
2x (:15) supporting Prime

4-7pm:	1x (:15) supporting WNT
2x (:15) supporting Prime

7-8pm.	1x (30) supporting Prime

11pm:	1x (15) supporting Latenight

Saturday/Sunday

9am-7pm:	3x (A5) supporting Prime
(9am-6pm-Sun) 1x (:15) supporting WNT

7-8pm:	1x (30) supporting Prime
(6-7pm –Sun)

In return, stations will have access to 4 additional 30-second primetime spots/wk. as well as the Network’s authorization to convert 7 thirty-second local newsbrief opportunities in primetime to local sale.  These spots are currently associated with a station’s commitment to the Affiliate Promotion Swap (APS) plan.

Local News

Stations agree to program at least one half hour of locally produced news adjacent to ABC’s morning news program and World News Tonight as well as late night news programming as presently scheduled, subject to Stations’ obligations under FCC rules.

N/AP III

Network and Stations continue to operate in accordance with N/AP III and the parties will negotiate in good faith their participation in successor plans once formally offered by the Network.

Branding

Stations agree to discuss with Network in good faith over ways in which they will co-brand with ABC in order to closely link the stations with the network’s identity Co-branding encompasses.  but is not limited to the inclusion of the ABC corporate logo in the stations’ local identification, and encompasses all on-air (graphics, voice over) and off-air (website, print, cable, radio, outdoor, etc) promotion.  Usage of the ABC corporate logo and station logo must be consistent with network and station creative guidelines and specifications.  Stations and Network will work in good faith to explore and implement branding opportunities of mutual benefit.

NewsOne

Stations will fully participate in ABC NewsOne and NNS or any successor affiliate newsgathering service, for the term of this affiliation agreement, subject to negotiations and agreement on new NewsOne and NNS agreements Annual payments will be based on 1/1/05 levels (Schedule C).  Annual fee increases for the basic NewsOne service will be limited to 3% each year or CPI, whichever is less Once compensation is no longer paid to the Station, then the monthly fees for the basic NewsOne service will be waived provided that Station is otherwise in full compliance with the Affiliation Agreements.

Retransmission

Your Stations will be authorized to grant retransmission consent to cable systems (and other MVPD’s) located within the stations’ DMA and to systems located outside the stations’ DMA if the station is “significantly viewed” (as defined by FCC rules) in the MVPD community In the event that Network and Stations opt to pool their retransmission rights for the purposes of coordinated retransmission negotiations to secure negotiating efficiencies, Stations shall discuss sharing with Network any incremental fees or other incremental value received for Station’s retransmission consent above what Stations received prior to pooling retransmission rights with the Network.

Network Non-Duplication

ABC will provide Stations network non-duplication protection on its analog and digital channels for programs that are cleared in-pattern, consistent with FCC rules, against the importation by cable (and other MVPD’s) of a duplicating out-of-market ABC Network program from another ABC affiliated station Network non-duplication protection shall begin 48 hours prior to the live time period designed by us for the broadcast of that Network Television Program by your station, and shall end at 12:00 Midnight on the seventh day following that designated time period.

Digital Program Delivery

A.            First Call.

In consideration for the benefits of this Agreement, Stations agree to become ABC’s primary affiliate with respect to the programming that ABC distributes in a digital format as a television network on a national basis This obligation will include the simulcast feed of the analog service, or its equivalent in the event that the station is required to relinquish its analog spectrum (the “Primary Digital Feed”) In addition, Stations will have the first call to the over-the-air broadcast of any additional channels of television programming contained in the Network’s digital feed that are offered to other affiliates.  In the event that Station declines or is unable to accept the first call offer for an additional channel for any reason, then ABC shall be free to distribute that channel in Station’s community of license by any means without being limited by the terms of this or any other agreement.

B.            Broadcast Standards & MBPS Usage.

1.(a)        Subject to its clearance obligations, each Station agrees to transmit on its Primary DTV channel the Primary Digital Feed of all Network programs, including HDTV programs and Program Related Material, in a technical format consistent with display formats specified within the ATSC standard, and, without alteration, modification, insertion or down conversion of the native display rate, to the extent the transmission does not require more bandwidth than is required for 720p transmissions (“Broadcast Standards”), provided, however, that:

(i)            Each Station will not devote more than 2 mbps on its DTV channel as needed for the broadcast of Program Related Material;

(ii)           Each Station shall reserve for its own use at all times no less than 5 mbps of digital bandwidth (“Local Set-Aside”); and

(iii)          Stations may utilize proven compression technology to allow them to reduce the number of mbps needed to broadcast the Primary Network Feed and Program Related Material while otherwise maintaining the Broadcast Standards, without noticeable degradation in audio or picture quality detectable to viewers utilizing home digital television receivers and while maintaining the functionality of any Program Related Material.  Stations will control the use of any additional capacity made available by the compression technology and all bandwidth unless some portion of it is needed to maintain HDTV at Broadcast Standards with up to 2 mbps of Program Related Material.

(b)           The Network will offer to each Station its standard reimbursement agreement as offered to affiliates generally (as attached hereto) for acquisition of reception equipment that is necessary to receive the Primary Network Feed, any additional channel(s) of digital programming that Station may agree to clear and all elements of Program Related Material and decoding equipment for each such service within the Network’s DTV feed.  The Stations may re-encode Network programming utilizing compression technology, permitted within ATSC specifications and FCC rules in effect at the time, and may allocate the bit rates for services carried consistent with ATSC standards so long as the Broadcast Standards and the functionality of Program Related Material as set forth in paragraph 1(a) above are maintained.

2.             In the event that the broadcast of all elements of the Program Related Material and the Primary Digital Feed in accordance with the Broadcast Standards impinges on the 5 mbps local set-aside, then Network will designate which elements of the Program Related Material that Station may delete if necessary to maintain the 5 mbps local set-aside Stations will cooperate with Network to identify, and negotiate with Network in good faith (but with no obligation to reach an agreement) regarding the utilization of, any commercially reasonable alternative means of delivering to viewers any deleted elements of the Program Related Material that otherwise fall within the 2 mbps ceiling.  Stations will consider, in good faith, any request by ABC that Program Related Material for a particular program be allowed to occupy more than 2 mbps or that Stations devote more than 14.39 mbps to the broadcast of the Primary Feed with all Program Related Material.  To the extent that Station is not utilizing all of its 5 mbps local set-aside, then Station’s consent to this request will not be unreasonably withheld.

3.             Each Station will, within six (6) months following its commencement of broadcasting digital multicast channels, acquire and utilize any commercially reasonable methods (including statistical multiplexing equipment, or other similar equipment with the same or greater performance characteristics), available now or in the future, that will allow them to broadcast the complete Primary Network Feed, including all elements of Program Related Material (still subject to the 2 mbps ceiling) in a manner consistent with Broadcast Standards while otherwise maintaining the 5 mbps local set-aside.

C.            Residual Digital Spectrum.

Stations agree not to make any use of its digital spectrum that would interfere with its obligations under the Affiliation Agreement With respect to any digital broadcast spectrum that is not needed for that purpose (“Residual Digital Spectrum”) Stations shall provide Network reasonable prior notice of any intended use of the Residual Digital Spectrum provided that ABC agrees to honor any confidentiality requirements to which Stations may be subject.  Stations and Network agree to negotiate in good faith with respect to acceptance and clearance by Station of any alternative uses for the Residual Digital Spectrum that Network may then offer to Stations.  This is not intended to create an option on the residual spectrum, a right of first refusal or a right of last negotiation.

D.            ***

Cross Promotion

The Cross Promotion provision incorporated into N/AP II will be extended for the full term of the agreement.

Assignment

The assignment provision incorporated into NAP III will be extended for the full term of the agreement.

Miscellaneous

ABC agrees to the following: (1) continue to pay music license fees in Network programs, (2) pay at the new 2005 station rate levels for cut-ins and tag announcements throughout the new term, and (3) offer continued indemnification as provided in existing agreements for Network program content.

*** Subject to request for confidential treatment; separately filed with the Commission.

Deb, I look forward to the continuation of our affiliation with Young.  Please indicate your approval of these terms by signing in the space provided below.

Sincerely,

/s/ John L Rouse
John L Rouse

Agreed and Accepted: Young Broadcasting, Inc.

By:	/s/ Deborah McDermott

Title:

Date:

Schedule A

Pre-emption Reimbursement Matrix (hourly)

Prime	100%
Daytime	20%
News-GMA/Nightline	25%
News-WNT	60%
Latenight (non-news)	15%
Kids	10%
Weekend Sports	40%

Schedule B

Annual 1/2 Hour Preemptions

Half-Hours
WKRN
***	***

WBAY
***	***

WATE
***	***

WTEN
***	***

WRIC
***	***

*** Subject to request for confidential treatment; separately filed with the Commission.

Schedule C

NewsOne Annual Amounts (2005)

WKRN	$100,000
WTEN	$75,000
WRIC	$75,000
WATE	$75,000
WBAY	$75,000